Exhibit 12.1

Landmark Infrastructure Partners LP

Ratio of Earnings to Combined Fixed Charges and Preferred Distributions

(In thousands, except ratio data)

	Landmark Infrastructure Partners LP										Predecessor to Landmark Infrastructure Partners LP
									Period From		Period From
									November 19,		January 1,
	Year Ended		Year Ended		Year Ended		Year Ended		2014 to		2014 to	Year Ended
	December 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014		December 31, 2014		November 19, 2014	December 31, 2013
Earnings: (1)
Income (loss) before income taxes	$16,131		$9,921		$1,205		$2,530		$(2,698)		$5,559	$5,648
Add (deduct):
Add: Fixed charges	18,447		13,923		10,958		8,942		361		7,471	5,407
Less: Capitalized interest	(48)		—		—		—		—		—	—
Less: Net income attributable to noncontrolling interest	(19)		—		—		—		—		—	—
Total earnings	$34,511		$23,844		$12,163		$11,472		$(2,337)		$13,030	$11,055
Fixed charges: (1)
Interest expense	18,399		$13,923		$10,958		$8,942		$361		$7,471	$5,407
Capitalized interest	48		—		—		—		—		—	—
Estimate of interest within rental expense	—		—		—		—		—		—	—
Total fixed charges	$18,447		$13,923		$10,958		$8,942		$361		$7,471	$5,407
Preferred unit distributions	6,673		2,660		—		—		—		—	—
Total fixed charges and preferred unit distributions	$25,120		$16,583		$10,958		$8,942		$361		$7,471	$5,407
Ratio of Earnings to Fixed Charges	1.87	x	1.71	x	1.11	x	1.28	x	—	(2)	1.74x	2.04x
Ratio of Earnings to Fixed Charges and Preferred Distributions (3)	1.37	x	1.44	x	1.11	x	1.28	x	—	(2)	1.74x	2.04x

(1)

For purposes of this presentation, earnings represent income before income taxes adjusted for fixed charges and capitalized interest. Fixed charges consist of interest expensed and capitalized, amortization of deferred loan costs and estimate of interest in rent expense.

(2)	Earnings were inadequate to cover fixed charges by $2.7 million for the period from November 19, 2014 to December 31, 2014.
(3)

The Ratio of Earning to Fixed Charges and Preferred Distributions was equal to the Ratio of Earning to Fixed Charges for the periods prior to April 4, 2016 as no Preferred Units were issued prior to April 4, 2016.